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       FIRST CAPITAL, INC. REPORTS 9% INCREASE IN FIRST QUARTER EARNINGS

Corydon, Indiana--April 19, 2006. First Capital, Inc. (NASDAQ: FCAP - news), the holding company for First Harrison Bank (the "Bank"), today reported net income of $934,000 or $0.36 per diluted share for the quarter ended March 31, 2006, compared to $856,000 or $0.33 per diluted share for the quarter ended March 31, 2005.

The increase in earnings is due to an increase in net interest income after provision for loan losses partially offset by a decrease in noninterest income.

Net interest income after provision for loan losses increased $189,000 for the quarter ended March 31, 2006 as compared to the prior year. Interest income increased $671,000 when comparing the periods as the average tax-equivalent yield of interest-earning assets increased from 5.76% in the three-month period ended March 31, 2005 to 6.23% during the same period in 2006 as a result of repositioning the balance sheet and an increase in market interest rates. Interest expense increased $462,000 when comparing the periods as the average cost of interest-bearing liabilities increased from 2.76% to 3.18% as a result of the increase in market interest rates. The provision for loan losses increased from $150,000 for the quarter ended March 31, 2005 to $170,000 for the same period in 2006.

Noninterest income decreased $49,000 for the three months ended March 31, 2006 as compared to the same period in 2005. Service charges on deposits increased $36,000 when comparing the two periods while commission income decreased $43,000. Gains on loans sold and mortgage brokerage fees together decreased $48,000 due to a slowdown in home purchases and refinancing.

Noninterest expenses decreased $8,000 during the three months ended March 31, 2006 as compared to the three months ended March 31, 2005. Data processing expenses decreased $31,000 when comparing the two periods due to a reduction on equipment depreciation and electronic banking expenses. The Bank switched to a less expensive electronic banking system developed by the Bank's core system processor. Professional services increased $24,000 during the quarter ended March 31, 2006 as compared to the same period in 2005 primarily due to an increase in legal expenses.

Total assets as of March 31, 2006 were $444.8 million compared to $438.4 million at December 31, 2005. The primary factor behind the asset growth was an $8.6 million increase in gross loans receivable. The funding for the growth was provided by increases of $12.8 million in deposits and $1.6 million in retail repurchase agreements partially offset by a reduction of $9.0 million in Federal Home Loan Bank debt.

First Harrison Bank currently has eleven offices in the Indiana communities of Corydon, Georgetown, Greenville, Floyds Knobs, Hardinsburg, Palmyra, New Albany, New Salisbury and Jeffersonville. The Bank has closed the Crandall office and consolidated that operation into the New Salisbury office as of April 1, 2006. Access to First Harrison Bank accounts, including online banking and electronic bill payments, is available anywhere with Internet access through the Bank's website at www.firstharrison.com. First Harrison Financial Services, a
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subsidiary of the Bank, offers a full array of property, casualty and life insurance products, as well as non FDIC insured investments to compliment the Bank's offering of traditional banking products and services.

This press release may contain forward-looking statements within the meaning of the federal securities laws. These statements are not historical facts, rather statements based on the Company's current expectations regarding its business strategies and their intended results and its future performance. Forward-looking statements are preceded by terms such as "expects," "believes," "anticipates," "intends" and similar expressions.

Forward-looking statements are not guarantees of future performance. Numerous risks and uncertainties could cause or contribute to the Company's actual results, performance and achievements to be materially different from those expressed or implied by the forward-looking statements. Factors that may cause or contribute to these differences include, without limitation, general economic conditions, including changes in market interest rates and changes in monetary and fiscal policies of the federal government; legislative and regulatory changes; and other factors disclosed periodically in the Company's filings with the Securities and Exchange Commission.

Because of the risks and uncertainties inherent in forward-looking statements, readers are cautioned not to place undue reliance on them, whether included in this report or made elsewhere from time to time by the Company or on its behalf. Except as may be required by applicable law or regulation, the Company assumes no obligation to update any forward-looking statements.

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                       FIRST CAPITAL, INC. AND SUBSIDIARY
                  Consolidated Financial Highlights (Unaudited)

                                                                      THREE MONTHS ENDED
                                                                          MARCH 31,
OPERATING DATA                                                     2006             2005
                                                                   ----             ----
(Dollars in thousands, except per share data)

Total interest income                                         $     6,291        $    5,620
Total interest expense                                              2,863             2,401
                                                              -----------        -----------
Net interest income                                                 3,428             3,219
Provision for loan losses                                             170               150
                                                              -----------        -----------
Net interest income after provision for loan losses                 3,258             3,069

Total non-interest income                                             737               786
Total non-interest expense                                          2,583             2,591
                                                              -----------        -----------
Income before income taxes                                          1,412             1,264
Income tax expense                                                    478               408
                                                              -----------        -----------
Net income                                                    $       934        $      856
                                                              ===========        ===========

Net income per common share, basic                            $      0.36        $     0.33
                                                              ===========        ===========
Weighted average common shares outstanding - basic              2,564,346         2,564,467

Net income per common share, diluted                          $      0.36        $     0.33
                                                              ===========        ===========
Weighted average common shares outstanding - diluted            2,586,350         2,591,884

OTHER FINANCIAL DATA

Cash dividends per share                                             0.17              0.15
Return on average assets (annualized)                               0.85%             0.81%
Return on average equity (annualized)                               8.83%             8.37%
Net interest margin                                                 3.44%             3.34%
Net overhead expense as a percentage
     of average assets (annualized)                                 2.36%             2.45%

                                                                  MARCH 31,       DECEMBER 31,
BALANCE SHEET INFORMATION                                           2006             2005
                                                                    ----             ----
(Dollars in thousands)

Cash and cash equivalents                                     $    15,053        $   14,673
Investment securities                                              74,333            76,915
Gross loans receivable                                            333,187           324,557
Allowance for loan losses                                           2,237             2,104
Earning assets                                                    412,830           405,162
Total assets                                                      444,804           438,354
Deposits                                                          330,016           317,264
FHLB debt                                                          56,997            65,947
Repurchase agreements                                              12,284            10,704
Stockholders' equity                                               42,362            41,957

Non-performing assets:

        Nonaccrual loans                                            1,690             1,906
        Foreclosed real estate                                        535               749
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CONTACT:

Chris Frederick
Chief Financial Officer
812-738-2198 ext. 234